Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT DATED AS OF THE DATE HEREOF BETWEEN RELMADA THERAPEUTICS, INC. (THE “BORROWER”) AND THE SIGNATORY THERETO. NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE BORROWER.

CONVERTIBLE PROMISSORY NOTE

US $ .	New York, NY
, 2017

FOR VALUE RECEIVED, the undersigned, RELMADA THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [ ], an individual or [*], (hereinafter, with any subsequent holder, the “Holder”), the principal sum of ($____,000) (the “Principal Sum”), together with interest on the balance of the Principal Sum outstanding at a per annum rate of seven percent (7%), upon the terms set forth below. Interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year and shall commence to accrue on the date hereof.

1. Note and Warrant Purchase Agreement. This convertible subordinated promissory note (the “Note”) is being issued pursuant to the terms and conditions of the Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof to which the Borrower and the Holder are parties. All notices with respect to this Note shall be made in accordance with Section 4.7 of the Purchase Agreement.

2. Maturity. The entire unpaid balance of the Principal Sum outstanding, together with all accrued, but unpaid, interest and all other fees, costs and charges, if any, shall be paid two years from the date hereof (the “Maturity Date”). No payments of principal or interest are required hereunder until the Maturity Date. Upon conversion of this Note in accordance with Section 3 hereof, the Holder shall surrender this Note to the Borrower for cancellation.

3. Conversion.

(a) The Note shall be automatically convertible if, prior to the Maturity Date, the Borrower shall issue Convertible Promissory Note or shares of Common Stock in an equity financing to one or more investors in which the total gross proceeds of such issuance of notes or sale of shares of Common Stock equals or exceeds Ten Million Dollars ($10,000,000) (including the Principal Sum due under this Note) (the “Equity Financing”). As of the final closing of the Equity Financing in which the Borrower has raised an aggregate of $10 million in gross proceeds, the Principal Sum of this Note, together with all accrued, but unpaid, interest and all other fees, costs and charges (the “Interests”), if any, shall be automatically convertible, in whole but not in part, into that number of fully paid, validly issued and non-assessable shares of Common Stock equal to the quotient of the Principal Sum and Interests divided by the lower of (a) $0.75 or (b) eighty percent (80%) of the price per share paid by the investors in the Equity Financing (“Conversion Price”). Upon such conversion of this Note, the Holder shall forfeit this Note and on the date of conversion, and all rights of the Holder of this Note, except the right to receive such shares of Common Stock in accordance with this Section 3, shall cease and this Note shall no longer be deemed to be outstanding. Upon such conversion, the Holder shall enter into the same or other conversion agreements as all investors who purchase Common Stock in the Equity Financing are required to enter into as a condition to their receipt of shares of Common Stock in the Equity Financing. In addition, no fractional shares of Common Stock shall be issued upon the conversion of this Note. With respect to any fraction of a share of Common Stock called for upon the conversion of this Note, a cash amount equal to such fraction shall be paid to the Holder.

(b) In addition, anytime on or before the Maturity Date, at the option of the Investor, Investor may elect to exercise to convert the outstanding principal amount and interest of the Notes into shares of Common Stock at a price of $0.75 per share.

(c) Adjustment Provisions. The Conversion Price and number and kind of shares or other securities to be issued upon conversion pursuant to this Note shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) Reclassification. In case of any reclassification, consolidation or merger of the Borrower with or into another entity or any merger of another entity with or into the Borrower, or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Borrower (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a Holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event.

(ii) Stock Split, Dividend. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a subdivision or split of Common Stock, or by the declaration of a dividend on the Common Stock, which dividend is wholly or partially in the form of additional shares of Common Stock or any other securities of the Borrower, then immediately after the effective date of such subdivision or split-up, or the record date with respect to such dividend, as the case may be, the Conversion Price shall be appropriately reduced so that the Holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such Holder would have owned immediately following such action had this Note been exchanged immediately prior thereto;

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(iii) Reverse Split. If the number of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock or reverse split, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that the Holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such Holder would have owned immediately following such action had this Note been exchanged immediately prior thereto.

4.  Payment. No Principal Sum or Interests payment is due until the Maturity Date for this Note.

5.  Event of Default. The Maturity Date and the repayment of the Principal Sum and Interests under this Note will be accelerated and shall be immediately due in full in the event of any of the following:

(a) default shall be made in the payment of the Principal Sum of this Note or any part thereof when and as the same shall become due and payable, either on the Maturity Date or at a date fixed by the parties in writing for prepayment or by acceleration or otherwise and such default continues for a period of 10 days;

(b) default shall be made in the payment of interest on this Note when and as the same shall become due and payable and such default continues for a period of 10 days;

(c) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of the Borrower or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any other bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (v) take corporate action for the purpose of effecting any of the foregoing; or an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower, or of all or a substantial part of the assets of the Borrower and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days;

(d) failure to observe and perform any of the terms, covenants, conditions or agreements required to be observed and performed by the Borrower under this Note, or under any of the other loan documents related to or contemplated by this transaction, and such failure shall remain unremedied for 30 days after written notice shall have been provided to the Borrower by the Holder of such default; or

(e) any representation or warranty made by the Borrower under this Note, in any other loan document relating to this transaction, or in any certificate or writing delivered pursuant to any loan document relating to this transaction, shall be incorrect in any material respect.

Nothing in this Section 5 shall, in any manner, be construed to prohibit or otherwise affect the rights of the Holder to enforce payment of this Note in accordance with its terms.

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6.  Warrant. Simultaneously with the delivery of this Note to the Holder, the Borrower will issue to the Holder a warrant to purchase Common Stock, having the terms and conditions as set forth in Exhibit B attached to the Note and Warrant Purchase Agreement (the “Warrant”).

7.  Transfer of Securities.

(a) Holder is aware of the Borrower’s business affairs and financial condition and has acquired sufficient information about the Borrower to reach an informed and knowledgeable decision to acquire the Shares when the Note is converted into the Shares. Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Borrower so that he is capable of evaluating the merits and risks of his investment in the Borrower and has the capacity to protect his own interests. Holder acknowledges that his investment in the Borrower is highly speculative and entails a substantial degree of risk and Holder is in a position to lose the entire amount of such investment.

(b) Holder is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and that Holder has no present intention of selling, granting any participation in, or otherwise distributing such Shares. By executing this Note, Holder further represents that Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

(c) Restrictions on Transfer of Note. No restrictions on transfer of Notes and other related agreements.

(d) At least five (5) days prior to the proposed effective date of any transfer to a Transferee, and as a condition to such transfer, Holder making the transfer (or such Holder’s estate) shall submit to the Borrower a written agreement signed by the Transferee, to the effect that from and after the effective date of such transfer, the Securities acquired by the Transferee as a result of such transfer shall continue to be subject to the applicable terms of and restrictions in this Note. Upon receipt of such agreement, the Borrower shall transfer the Securities on its books to the Transferee in accordance with instructions from Holder.

8.  Miscellaneous.

(a)  Demand. The Borrower hereby waives demand, presentment, notice of demand, notice for payment, and notice of dishonor.

(b)  Waiver. Holder will not be deemed to waive any of his/her rights under this Note unless his/her waiver is in writing. No delay or omission by the Holder in exercising any of his rights will operate as a waiver of his/her rights. A waiver in writing on one occasion will not be construed as a consent to or a waiver of any of the Holder’s right or remedy on any future occasion.

(c)  Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York and will take effect as an instrument under seal. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. The Borrower agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Note or in enforcing any of Holder’s conversion rights as described herein.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be issued this ___ day of______, 2017.

RELMADA THERAPEUTICS, INC.
By:
Name:	Sergio Traversa, PharmD.
Title:	Chief Executive Officer

Holder:

Name:

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